UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report

(Date of Earliest Event Reported)

December 3, 2015

Merchants Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-11595	03-0287342
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

275 Kennedy Drive South Burlington, Vermont	(802) 658-3400	05403
(Address of principal executive offices)	(Registrant’s telephone number, including area code)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE: The sole purpose of this filing is to correct an error with respect to the number of approximate replacement warrants of Merchants common stock.

Item 8.01.	Other Events

On December 3, 2015, Merchants Bancshares, Inc. (“Merchants”) issued a press release announcing the merger consideration to be received by the shareholders of NUVO Bank & Trust Company (“NUVO”) in connection with the pending merger of NUVO with and into Merchants’ wholly-owned subsidiary, Merchants Bank. Based on the cash/stock election results and application of the proration and allocation provisions set forth in the merger agreement, Merchants will issue approximately 517,100 shares of its common stock and will pay approximately $5.106 million in cash, in cancellation of NUVO’s outstanding common stock.

Additionally, based on the elections made by the holders of NUVO’s 2013 warrants, warrants with respect to 253,841 NUVO shares will be cancelled in exchange for an aggregate cash payment of approximately $546,000 and the holders of the remaining 2013 warrants with respect to 191,581 NUVO shares will receive replacement warrants to purchase, in the aggregate, approximately 56,386 shares of Merchants common stock, at an adjusted exercise price of $20.69 per share. The 2013 warrants expire in 2017.

As previously announced, the merger is expected to be completed at the close of business on Friday, December 4, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Thomas J. Meshako
Name:	Thomas J. Meshako
Title:	Chief Financial Officer & Treasurer
Principal Accounting Officer

Date: December 4, 2015